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EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

ACTIVE DOMESTIC SUBSIDIARIES

Westaff (USA), Inc.
MediaWorld International
Westaff Support, Inc.

INACTIVE DOMESTIC SUBSIDIARIES

Western Medical Services, Inc.
Western Medical Services (NY), Inc.

ACTIVE FOREIGN SUBSIDIARIES

Australia:
Westaff (Australia) Pty Ltd

Denmark:
Westaff A/S

New Zealand:
Westaff NZ Limited

Norway:
Westaff AS

Singapore:
Westaff (Singapore) Pte Ltd

United Kingdom:
Westaff (U.K.)Limited
Western Staff Services (UK) Limited

INACTIVE FOREIGN SUBSIDIARIES

Australia:
Western Personnel Services Pty. Ltd
Western Temporary Services Pty Limited

Mexico:
Westaff de Mexico, S.A. de C.V.

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  EXHIBIT 21.1